Exhibit 3.10.1

Repertoire n. 82.061 Collection n.26.643

DEED OF INCORPORATION OF LIMITED LIABILITY COMPANIES

R E P U B B L I C A I T A L I A N A

- 8 September 2021 -

On the eighth day of September two thousand twenty-one.

In Florence, via Tornabuoni n. 2.

In front of me dr. Francesco STEIDL, Notary in Florence,

member of the Notarial College of the Districts of

Florence Pistoia and Prato

the gentlemen have appeared

- Francesco PERGOLINI, clerk, born in Florence (FI) on

11 October 1970, resident in Sesto Fiorentino (FI),

via Cagliari n. 10 int. 2, tax code declared PRG FNC

70R11 D612I;

- Dr. Michele Norsa, born in Lecco (LC) on August 12th

1948 domiciled if infra for the office, which declares

to intervene in this Act in his capacity as Deputy

Chairman of the Board of Directors and Legal

representative of the company, incorporated in Italy,

“SALVATORE FERRAGAMO S.P.A.” , based in Florence (FI), via

Tornabuoni n. 2, with share capital of € 16,879,000.00

(sixteen million, eight hundred and seventy-nine thousand zero point zero),

fully paid, tax code, VAT number and number

registration in the Register of Companies of Florence

02175200480, R.E.A. number FI-464724, by virtue of the powers assigned by resolution of the Council of

Administration on July 20 , 2021, which in extract

authentic is attached to this act under A) omitted the

reading for dispensation had by the participants.

Said applicants, of Italian nationality, of which

personal identity I notary I am sure, they ask me to

receive this act with which it is agreed and stipulated

the following.

ART. 1) CONSENT

It is established by “SALVATORE FERRAGAMO S.P.A.” a company in single-person limited liability under the name

social “PARFUMS ITALIA SRL”.

ART. 2) HEADQUARTERS

The company’s headquarters are located in Florence (FI).

For the sole purposes of Article 111b of the Civil Code, the parties declare that the address where the seat of the

company is in via Maggio n. 7.

ART. 3) DURATION

The company will last between the day of its

legal constitution and the day thirty-one December

two thousand hundred, and can be extended or in advance

dissolved by resolution of the shareholders’ meeting .

ART. 4) ADMINISTRATIVE BODY

Until further determination of the shareholders, the company will be managed and administered by a Sole Director, which lasts

in office for an indefinite period, in the person of Mr

Francesco PERGOLINI, as constituted above, who,

present, accepts declaring that at his own expense not

there are grounds for ineligibility or forfeiture provided for by law.

ART. 5) SOCIAL CAPITAL

The share capital is fixed at € 10,000.00 (ten thousand

zero point zero) and is fully subscribed to and

paid in cash by the sole shareholder today as

immediately indicated below.

Mr. Francesco PERGOLINI, in his capacity as

Sole Director, as appointed and constituted above,

declares to receive and take into custody the sum

representing the entire share capital and undertakes to

open a bank account in the name of the company a

once the same has been registered in the competent

Register of Companies and to pay the aforementioned amount on said account.

Pursuant to Article 2464, paragraph 4, of the Italian Civil Code, copy of the means payment of cash contributions is attached to the

this Act (B), omitted reading for dispensation had

by the comparants.

ART. 6) RULES RELATING TO THE FUNCTIONING OF THE COMPANY AND

COMPANY OBJECT

The rules relating to the operation of the company are

established in the articles of association, which are approved by the sole member in the text annexed to this act

sub C), after reading by me given to the participants.

It is also attached sub D), and for a better its

comprehension by those who do not understand the language

Italian, the text of the statute with translation in front in

English language made by me notary, which I understand the

English language, omitted reading for dispensation had by the comparenti.

The object of the company is to carry out its activities

related to the wholesale marketing of fragrances

and cosmetics and anything else provided for in Article 4 of the Statute social as attached above.

ART. 7) FIRST FINANCIAL YEAR

The first financial year will close on December 31st

2021.

ART. 8) PRIVACY

Pursuant to Reg. EU no. 2016/679 (general regulation on

data protection), the applicants, received the due

information on purpose, conservation, timing, rights

of the interested party, recipients and destinations, by virtue of the function and legal obligations related to their

use, in the awareness of the importance of the service,

authorize the notary public as a public official and

your office to the processing of sensitive personal data

made explicit in this act; consent is given in time

indefinite as it is connected to a notarial deed having

validity not limited in time.

ART. 9) ANTI-MONEY LAUNDERING LEGISLATION

The participants, each to the extent to which it is their responsibility and under their respective personal responsibility, aware

the criminal relevance of their conduct pursuant to

of Article 55 of Legislative Decree no. 231 of 2007, declare:

- to be aware that the information and others

data provided during the investigation and stipulation

of this deed will be used by the notary public to the

purposes of the obligations provided for by the aforementioned d.lgs.;

- that such information and data are up to date.

ART. 10) EXPENSES

The expenses and competences inherent and consequential to the present deed, amounting approximately to € 2,000.00

(two thousand comma zero zero), are the responsibility of the company.

Of this Act I have read to the appearing parts that

they approve and confirm it.

Written by a person of my trust and completed by me a notary on a sheet for three pages.

Signed at twelve and twenty o’clock.

To the original signed: Michele Norsa - Francesco Pergolini -

Francesco Steidl Notary

[signature and seal]